Exhibit 23.02

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our reserves audit report in this Annual Report on Form 10-K, including the Notes to the Consolidated Financial Statements, of Loews Corporation for the year ended December 31, 2013, to be filed with the U.S. Securities and Exchange Commission. The reserves audit report relates to the quantities of proved reserves of oil and gas of HighMount Exploration & Production LLC ("Company") estimated by the Company for certain periods. We also consent to the incorporation by reference of such reserves audit report in the Registration Statements on Forms S−8 (No. 333−129772, No. 333−182982, and No. 333−33616) and Form S−3 (No. 333−179632) of Loews Corporation.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 24, 2014